Exhibit 99.1

Midas to Present at Sidoti Emerging Growth Conference; Preliminary Results Show 2007 Adjusted Operating Income Above Previous Guidance Due to a Significant Reduction in Warranty Liability

ITASCA, Ill.--(BUSINESS WIRE)--Midas, Inc. (NYSE:MDS) will present at the Sidoti & Company Emerging Growth Institutional Investor Forum in Palm Beach, Fla., on Wednesday, Jan. 23, 2008.

Alan Feldman, Midas’ chairman and chief executive officer, and William Guzik, executive vice president and chief financial officer, will lead the presentation to institutional investors.

“Although our 2007 operating results are not yet final, preliminary results show we should exceed our previously announced full-year operating income guidance of $28.5 to $29.5 million, excluding business transformation charges,” Feldman said. “Despite disappointing retail sales, fourth quarter results will benefit from a significant reduction in our warranty liability as a result of the company’s annual fourth quarter review of estimated warranty redemption rates and costs of redemption.”

“The 2007 non-cash warranty adjustment will be more significant than 2006 and 2005, when annual reviews resulted in favorable non-cash adjustments of $1.2 million and $0.7 million, respectively,” he said. “If the 2007 warranty adjustment were at the 2006 level, preliminary results show our operating income would be at the low end of our previous full-year 2007 operating income guidance.”

Midas reports that comparable shop sales continued to be weak in the fourth quarter, consistent with weakness in the general retail industry. Midas’ comparable system-wide retail sales in U.S. shops were down approximately four percent for the fourth quarter, resulting in a decline of approximately two percent for all of 2007. Comparable retail sales in company-operated shops were down 1.7 percent in the fourth quarter.

“Through the first nine months of 2007, our comparable shop sales in the U.S. were down 1.7 percent,” Feldman said. “We knew that the fourth quarter would be challenging, but overall consumer retail weakness during the holiday season took an even greater toll on our retail sales.”

Retail sales trends have improved during the first three weeks of January in both franchised and company-operated shops, with comparable sales approximately flat with the prior year.

“Investors should remember that because we are a franchise company, our earnings are not as sensitive to comparable shop sales declines as chains of company-operated shops,” Feldman said. “A one-point decline in comparable shop sales at franchised stores has only a $125,000 impact on quarterly operating profits.”

For the first nine months of 2007, Midas reported operating income of $20.5 million, including business transformation charges of $2.1 million. Net earnings for the first nine months were $8.2 million or $0.56 per diluted share.

Midas expects to announce its full-year 2007 results on Thursday, Feb. 28, when the company also expects to provide full-year 2008 guidance.

Investors may access Midas’ Sidoti conference presentation in the “Financial Reports” section at www.midasinc.com beginning at 7:00 a.m. ET on Wednesday, Jan. 23.

Midas is one of the world’s largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

NOTE: This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2006 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, 630-438-3016